UBS Financial Services Inc.
Account Number	CP07674
Branch/FA	CPGI

Corporate Cash Management Account Agreement (Non-Discretionary)
Account Type: Brokerage

This Corporate Cash Management Account Agreement (Non-Discretionary) (collectively with any applicable exhibits or amendments hereto, the "Agreement") and the Firm's "Information Statement for Corporate Cash Management Non-Discretionary Accounts" (the "Disclosure Statement") set forth the terms and arrangements by and between UBS Financial Services Inc., a registered broker-dealer (the "Firm"), and the party signing this Agreement as Client where indicated below ("Client") in connection with the establishment of an account (the "Account") for Client at the Firm. Client seeks to establish the Account as a cash management brokerage account for purposes of investing certain of Client's cash resources, subject to the terms and conditions set forth in this Agreement. This is not an investment advisory account and the Firm is not acting as an investment adviser.

1)
Appointment as Custodian. Client may appoint the Firm as custodian by indicating its agreement, in the space provided on the signature page below, to the terms and conditions set forth in Exhibit A below. If Client does not appoint the Firm as custodian, the Account will be a DVP/RVP account.

2)
Account Information. Client agrees promptly to furnish to the Firm all information the Firm reasonably may request to render the services described herein. Client represents that all information supplied by it in connection with the Account is accurate and complete and agrees to notify the Firm of any material change in such information.

3)
Experience of Authorized Persons. Client agrees and acknowledges that those persons identified by Client as authorized to act on Client's behalf with respect to the Account are sufficiently knowledgeable and experienced in financial and business matters to identify and independently evaluate the potential risks and benefits of transactions in the Account.

4)
Authority/Designation of Authorized Persons. Client must provide the Firm with acceptable account authorizing document^) identifying those person(s) authorized to act on Client's behalf with respect to the Account. Any expansion of or modification to the list of person(s) so authorized must be provided to the Firm in writing in accordance with Section 16 below.

5)	Non-Discretionary Account.

a.
Client Orders. Client agrees and acknowledges that: The Account is a non-discretionary account and Client must approve each trade prior to execution. Client understands that the Firm may, in its sole discretion, with or without prior notice, prohibit or restrict trading of securities or substitution of securities in the Account and refuse to enter into any transactions with or for Client.

b.
Money Market Funds. Notwithstanding the provisions of Section 5(a), if the Account is a custodial account, Client may instruct the Firm to purchase and liquidate certain money market funds without further consultation from Client, by completing Exhibit B below and indicating on the signature page below Client's agreement to the terms and conditions of Exhibit B. If the Account is a custodial account and Client does not adopt Exhibit B, it hereby authorizes the Firm to sweep available credit balances in the Account in accordance with the "Sweep of Available Cash (Domestic Accounts)" section of the Disclosure Statement, which Client should carefully review.

c.
Investment Policy. The Firm does not require Client to pro- vide, nor request that Client provide, an investment policy or similar document (or an update thereto) ("Investment Policy"). Nonetheless, Client may elect to provide an Investment Policy to the Firm, for information purposes only, subject to the terms and conditions set forth in Exhibit C below, by indicating on the signature page below Client's agreement to such terms and conditions.

d.	No Fiduciary Relationship. The parties do not intend to enter into a fiduciary relationship and nothing herein shall be construed to create any such relationship.

6)
Risk Acknowledgement. Client has read, understands and agrees to the terms and provisions set forth in the Disclosure Statement. The Disclosure Statement includes important standard terms and conditions applicable to the Account and the relationship between the parties, including how the Firm will be compensated. The Disclosure Statement also describes certain risks associated with the Account. Client accepts the risks and obligations of trading in the securities described therein and in any other securities authorized by Client, including the state of any secondary market.

7)
Firm Account Statements and Confirmations. The Firm: (a) will furnish to Client a Firm-issued monthly or quarterly Account statement; (b) will furnish to Client Firm-issued trade confirmations; and (c) may furnish to Client electronic access to Account activity via an on-line account access system (collectively, the "Firm Records"). These are the records of the Firm upon which Client may rely. Client has 10 business days from the date of transmittal or posting to raise any objections to any Firm Record. Such objections must be in writing and addressed to the Branch Office Manager of the Branch Office where the Account is maintained.

8)
Financial Advisor Reports. The Firm registered representative(s) responsible for the Account (each a "Financial Advisor") may create additional reports concerning the Account, including for example, reports of returns, interest accruals and portfolio composition and characteristics ("Financial Advisor Reports"). Client agrees and acknowledges that the Financial Advisor Reports are provided for information purposes only pending Client's receipt of Firm Records, and that neither the Firm nor its agents are responsible for any errors or omissions in any Financial Advisor Reports or for any information provided to the Firm or to Client by Client's third-party custodian, and that by accepting any Financial Advisor Report, Client agrees to and acknowledges the terms and conditions set forth in the disclaimer section of such Report.

AC-CCM-C2 (Rev. 4/07)
©2007 UBS Financial Services Inc. All Rights Reserved. Member SIPC.

UBS Financial Services Inc.
Account Number	CP07674
Branch/FA	CPGI

9)
Principal Trading. Client agrees and acknowledges that the Firm may, in connection with executing transactions in the Account under this Agreement, act as a principal in such transactions and not as Client's agent. The Firm's acting as principal may pose a potential conflict of interest, given that the Firm is either buying from or selling securities directly to Client for or from the Firm's own account. In executing such transactions, the Firm may earn a trading profit or incur a trading loss, in addition to the customary sales charge, depending upon market conditions or the Firm's ability to remarket its securities. Any such gain or loss is borne by the Firm and is separate from any transaction charges or fees otherwise applicable pursuant to the "Compensation" section of the Disclosure Statement.

10)
Hold Harmless and Indemnification. Client shall indemnify and hold harmless the Firm and its affiliates, directors, officers, shareholders, employees, associated persons and agents, including without limitation any money market fund or other applicable sweep instrument (each a "UBS Party"), on a current basis as incurred, for any loss, liability, cost, damage or expense, including reasonable attorneys' fees and costs (collectively, "Loss"), that arises out of or in connection with this Agreement or the Account, provided such Loss does not directly result from the Firm's material breach of its obligations hereunder, gross negligence or willful malfeasance. Under no circumstances shall any UBS Party be liable for any consequential, indirect, incidental, special, exemplary or punitive damages, or lost profits, arising from this Agreement or the provision of services hereunder.

11)
Termination. Either party may terminate this Agreement: (a) upon 30 days written notice for any reason; or (b) immediately upon written notice in the event of a material breach of the Agreement or if otherwise necessary to protect that party's interests. The notice of termination (and the termination) will not affect any liabilities or obligations incurred or arising at any time prior to the Firm's transmittal or receipt of the notice (or prior to termination, as the case may be). Sections 1, 7-11 and 13-16 hereof, Exhibit C (if applicable), and any provisions which by their terms are designed to survive termination, will survive termination. Upon termination, neither the Firm nor any Financial Advisor will have any further obligation to Client with respect to the Account or the assets therein, except as set forth in any Agreement provision that survives termination or as required by Applicable Law.

12)
Representations and Acknowledgements. Client represents and warrants that Client has all requisite power and authority to execute this Agreement and grant the authority contained herein. Client has taken all action necessary for the authorization, execution and delivery of this Agreement, and the person executing this Agreement is duly authorized by Client to do so.

13)
Electronic Recording of Conversations. Client agrees and acknowledges that the Firm may, from time to time, monitor and/or electronically record conversations between Client and the Firm's employees or agents for the purpose of quality assurance, employee training, and the mutual protection of Client and the Firm. Any such recordings may be offered by the Firm or by Client as evidence in any litigation or other proceeding relating to this Agreement or the Account.

14)
Miscellaneous. This Agreement, its enforcement and the relationship between Client and the Firm shall be governed by the laws of the State of New York, without giving effect to the choice of law or conflict of laws provisions thereof. This

Agreement, including any Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and may not be amended or modified without the express written agreement of the parties. The Firm's failure to insist at any time upon strict compliance with any of the terms of this Agreement shall not constitute a waiver of any of its rights or of any of Client's obligations. The parties agree that if any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect, and shall be construed (to the maximum extent possible) in such a way as to give effect to the intent of the invalid, void, or unenforceable provision in question. This Agreement shall become effective upon written approval by the Firm in accordance with its internal policies. This Agreement shall survive the dissolution of Client. All transactions in the Account shall be subject to the constitution, rules, regulations, custom and usage of the exchange or market and its clearing agency, if any, on which such transactions are executed, all applicable state and federal laws and the relevant rules and regulations as may be in effect at the time of any transaction of all federal, state and self-regulatory agencies (collectively, "Applicable Law").

15)
Dispute Resolution. Unless Client timely demands or agrees to arbitration pursuant to NASD rules, the parties agree that any actions or proceedings with respect to any controversy arising out of or related to this Agreement shall be litigated by bench trial before a court of competent jurisdiction in any of the following forums: (a) the United States District Court for the Southern District of New York; (b) the Supreme Court of the State of New York, New York County; or (c) the United States District Court for the district in which Client's principal U.S. office is located. The parties hereby submit to jurisdiction in the foregoing forums and waive any rights they may have to transfer or change the venue of any litigation brought in any such forum. Client consents to service of process by certified mail to the Account's address of record. The parties hereby irrevocably waive their rights to a jury trial.

16)
Notices. Except as otherwise provided herein, any notice required or permitted to be given under this Agreement shall be deemed to be properly given upon receipt. All notices to the Firm hereunder must be sent in writing to (receipt by the Firm means receipt by both of the following recipients):

Original:     UBS Financial Services Inc.
Attn: {Client's Financial Advisor} {Street/City/State indicated on Client's most recent account statement}

Copy:         Corporate Cash Management Services
UBS Financial Services Inc. 800 Harbor Blvd - 3rd Floor Weehawken, NJ 07086

AC-CCM-C2 (Rev. 4/07)
©2007 UBS Financial Services Inc. All Rights Reserved. Member SIPC.

UBS Financial Services Inc.
Account Number	CP07674
Branch/FA	CPGI

EXHIBIT A

Additional Terms, Conditions and Agreements Applicable to Custodial Corporate Cash Management Accounts at UBS Financial Services Inc.

Terms used but not specifically defined in this Exhibit A are used, to the extent defined therein, as defined in the Agreement and, if not defined in the Agreement, as defined in the Uniform Commercial Code of the State of New York as amended from time-to-time (the "UCC").

The Firm shall hold the assets of Client that from time-to-time are credited to the Account (which is a securities account as defined under the UCC) as financial assets, and the Firm shall have all rights of a custodian and of a securities intermediary under Applicable Law and industry custom. For purposes of this Exhibit A only, the term "Account" shall mean the Account as defined in the Agreement, as well as any other account that Client maintains at the Firm (i) that is subject to a Corporate Cash Management Account Agreement or (ii) for which a Financial Advisor (or any successor thereto) is broker-of-record. As security for the payment of all liabilities or indebtedness incurred in connection with any securities transactions settled on Client's behalf in the Account or in connection with the Firm's reasonable and customary fees applicable to the Account, Client hereby grants to the Firm, and agrees to take such further actions as are reasonably necessary to create, perfect or protect, a first priority security interest in and lien upon the Account and any and all securities, money, bonds, instruments, commercial paper, certificates of deposit, other financial assets or investment property, contracts and any other assets now or hereafter held in or credited to the Account (collectively, the "Account Property"). In enforcing the Firm's security interest, the Firm shall have the discretion to determine the amount, order and manner of the Account Property to be sold, transferred or liquidated and the application of the proceeds thereof to the obligations hereby secured, and shall have all the rights and remedies available to a secured party under the UCC. Without the Firm's prior written consent, Client will not cause or allow any of the Account Property to be or become subject to any liens, claims, security interests or encumbrances of any nature other than the Firm's security interest therein.

All financial assets or other property credited to the Account, to the extent applicable, shall be registered in the Firm's name, indorsed to the Firm or in blank, or credited to another securities account maintained in the name of the Firm. Certain assets are or may be indicated on the Account statement or other Firm Records as appearing for informational purposes only and (i) have not been accepted by the Firm for credit to the Account, and (ii) do not constitute or create securities entitlements with respect to such financial assets or the accounts to which they may be credited.

The Firm may satisfy any and all liabilities or indebtedness incurred in connection with any securities transactions settled on Client's behalf in the Account or in connection with the Firm's reasonable and customary fees applicable to the Account, from the Account Property. The Firm may sell any or all of the Account Property, or require Client to deposit additional funds or eligible securities, whenever, in the Firm's discretion, it considers such action necessary to secure payment for liabilities or indebtedness incurred in connection with any securities transactions settled on Client's behalf in the Account or to secure payment of the Firm's reasonable and customary fees applicable to the Account. Although the Firm will endeavor to provide Client with notice prior to taking such action, it reserves the right to make any such sale without notice. Any such sales may be made at the Firm's discretion, exercised in compliance with Applicable Law, on any exchange or other market where such business is usually transacted, or at public auction or private sale, and the Firm may be the purchaser for its own account. The Firm shall not be responsible for losses incurred by Client if the Firm takes any such action. No demands, calls or notices by the Firm shall constitute a waiver of the Firm's right to take any action set forth above without notice.

EXHIBIT B

Limited Authority for Investment in Money Market Funds under Certain Specified Circumstances

Notwithstanding Section 5(a) of the Agreement, Client instructs the Firm Financial Advisor(s) identified below to purchase affiliated or unaffiliated institutional money market funds with available credit balances in the Account for which no interest is otherwise earned or paid and which otherwise would be subject to sweep pursuant to the "Sweep of Available Cash (Domestic Accounts)" section of the Disclosure Statement, as such Financial Advisor(s) may decide in his or her sole discretion, and subsequently to liquidate any shares of such instruments) as the Financial Advisor(s) may decide in his or her sole discretion. The foregoing instruction to purchase such instruments applies only if: (i) the amount available is sufficient to invest in an eligible institutional money market fund; and (ii) the money market fund in question is AAA rated and has $1 billion or more in assets. Client agrees and acknowledges that the Firm and/or the Financial Advisor(s) may receive greater compensation in connection with the purchase of such an instrument as compared to the compensation that would result if the funds in question were invested in the applicable sweep instrument. Client further agrees and acknowledges that except to the extent inconsistent herewith, all terms and provisions set forth in the "Sweep of Available Cash (Domestic Accounts)" section of the Disclosure Statement, applicable to sweep instruments apply as well with respect to any institutional money market fund purchased pursuant to the terms of this Exhibit B, including without limitation those related to prospectus delivery. Client hereby authorizes the following Financial Advisor(s) to exercise the limited authority contemplated by this Exhibit B:

1.	Paul Tashima	2.	Greg Glyman	3.	Louis Paster

Client authorizes the Firm to sweep available credit balances in the Account that are not invested pursuant to this Exhibit B, in accordance with the "Sweep of Available Cash (Domestic Accounts)" section of the Disclosure Statement. Except as explicitly set forth in this Exhibit B, the limited grant of authority conferred above shall not be deemed to render the Account a discretionary account or to expand or otherwise modify the parties' rights or obligations under the Agreement, including if applicable those set forth in Exhibit C.

AC-CCM-C2 (Rev. 4/07)
©2007 UBS Financial Services Inc. All Rights Reserved. Member SIPC.

UBS Financial Services Inc.
Account Number	CP07674
Branch/FA	CPGI

EXHIBIT C

Provision of Investment Policy

Client hereby elects to provide an Investment Policy to the Firm, for information purposes only, and in connection therewith, Client has reviewed and understands the following, and hereby agrees and acknowledges that:

a.
Client represents and warrants that it either: (i) has total assets of at least $50 million and therefore the Account is an institutional account under NASD Rule 3110(c); or (ii) has at least $25 million in investabie assets;

b.    Client alone has set and is responsible for the Investment Policy's terms;

c.
Client's approval of a trade, whether solicited or unsolicited, is its representation that the trade conforms to the Investment Policy and a recommendation to Client to purchase or sell a security is not a representation that the recommended transaction conforms to the Investment Policy;

d.
Client bears sole responsibility and liability for monitoring the Account's conformance with the Investment Policy and for otherwise ensuring that the Account and any authorized trade complies with the Investment Policy, and the Firm shall have no responsibility or obligation to monitor the Account's conformance with the Investment Policy or to inform Client if it believes that a trade or the port- folio is out of conformance with the Investment Policy;

e.
the parties' applicable obligations and rights in connection with the Account are set forth in this Agreement exclusively and not in the Investment Policy, and therefore any rights or obligations that the investment Policy seeks to confer or impose upon the parties, or any other requirements that the Investment Policy otherwise contemplates, do not apply;

f.
the Investment Policy shall have no applicability whatsoever to any other account or relationship between Client and the Firm or any affiliate of the Firm, and Client warrants and represents that under no circumstances will it claim or contend otherwise; and

g.
a Financial Advisor Report is not a report of conformance with Client's Investment Policy and does not modify Client's exclusive responsibility to independently monitor the Account for Investment Policy conformance.

W-9 Form Certification. I certify as Client by signing below, or in my representative capacity for Client by sigrujia.beJayjL and under penalties of perjury that: (1) the following is Client's correct taxpayer identification number: 52-1937296 (or Client is waiting for a number to be issued to Client); and (2) Client is not subject to backup withholding because: (a) Client is exempt from backup withholding; or (b) Client has not been notified by the Internal Revenue Service ("IRS") that Client is subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified Client that Client is no longer subject to backup withholding; and (3) Client is a U.S. person (including a U.S. resident alien).

Certification Instruction: Client understands that Client must strike out item (2) above if Client has been notified by the IRS that Client is subject to backup withholding because Client failed to report all interest or dividends on Client's tax return. The Internal Revenue Sen/fee does not require Client's consent to any provision of this document other than the certifications required to avoid backup withholding.

Acknowledged and agreed this                 25th                day of             September,  2007

Client’s Name:	Sage Fund, L.P.

By:	/s/ Kenneth Steben

Title:	President of the General Partners

Optional Client Elections: Client agrees and acknowledges that by the initials of its authorized representative below, it adopts each Exhibit indicated, and that the terms and conditions of each such adopted Exhibit are hereby incorporated into tjjis Agreement.

KS	Exhibit A (custodial account election)
Initials

KS	Exhibit B (money market funds authority)
Initials

Exhibit C (investment policy)
Initials

FOR INTERNAL USE ONLY
Approved and accepted:

/s/ Paul Tashima	Paul Tashima	10/1/07
Financial Advisor’s Signature	Financial Advisor’s Name	Date

/s/ Louis Paster	Louis Paster	10/1/07
Additional Financial Advisor’s Signature	Additional Financial Advisor’s Name	Date

/s/ Greg Glyman	Greg Glyman	10/1/07
Additional Financial Advisor’s Signature	Additional Financial Advisor’s Name	Date

/s/		10/2/07
Branch Office Manager’s Signature	Branch Office Manager’s Name	Date

AC-CCM-C2 (Rev. 4/07)
©2007 UBS Financial Services inc. All Rights Reserved. Member SIPC.